                                                                     EXHIBIT 2.1





                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                               SHPS Holdings, Inc.


                             SONIC ACQUISITION CORP.


                                       and


                                 LANDACORP, INC.


                                      dated


                                  March 1, 2004

TABLE OF CONTENTS


Index of Defined Terms..................................................................i

ARTICLE I THE MERGER....................................................................1
         Section 1.1      The Merger....................................................1
         Section 1.2      Effective Time................................................2
         Section 1.3      Closing.......................................................2
         Section 1.4      Directors and Officers of the Surviving Corporation...........2
         Section 1.5      Subsequent Actions............................................2
         Section 1.6      Stockholders' Meeting.........................................3

ARTICLE II CONVERSION OF SECURITIES.....................................................3
         Section 2.1      Conversion of Capital Stock...................................3
         Section 2.2      Paying Agent..................................................4
         Section 2.3      Dissenting Shares.............................................5
         Section 2.4      Company Option and Equity Plans...............................5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................6
         Section 3.1      Organization..................................................7
         Section 3.2      Subsidiaries and Affiliates...................................7
         Section 3.3      Capitalization................................................8
         Section 3.4      Authorization; Validity of Agreement; Company Action..........9
         Section 3.5      Board Approvals..............................................10
         Section 3.6      Required Vote................................................10
         Section 3.7      Consents and Approvals; No Violations........................10
         Section 3.8      Company SEC Documents and Financial Statements...............11
         Section 3.9      Absence of Certain Changes...................................11
         Section 3.10     No Undisclosed Liabilities...................................12
         Section 3.11     Litigation; Orders...........................................12
         Section 3.12     Employee Benefit Plans; ERISA................................12
         Section 3.13     Taxes........................................................14
         Section 3.14     Contracts....................................................16
         Section 3.15     Title to Assets..............................................17
         Section 3.16     Intellectual Property........................................18
         Section 3.17     Labor Matters................................................19
         Section 3.18     Compliance with Laws.........................................21
         Section 3.19     Condition of Assets..........................................21
         Section 3.20     Customers and Suppliers......................................21
         Section 3.21     Environmental Matters........................................22
         Section 3.22     Insurance....................................................24
         Section 3.23     Certain Business Practices...................................24
         Section 3.24     Information in the Proxy Statement...........................25
         Section 3.25     Opinion of Financial Advisor.................................25
         Section 3.26     Brokers......................................................25
         Section 3.27     Notes and Accounts Receivable................................25

         Section 3.28     Affiliate/Potential Competing Interests......................26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER..................26
         Section 4.1      Organization.................................................26
         Section 4.2      Authorization; Validity of Agreement; Necessary Action.......26
         Section 4.3      Consents and Approvals; No Violations........................26
         Section 4.4      Information in the Proxy Statement...........................27
         Section 4.5      Brokers......................................................27
         Section 4.6      Financing....................................................27

ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER.......................................27
         Section 5.1      Interim Operations of the Company............................27
         Section 5.2      No Solicitation..............................................30

ARTICLE VI ADDITIONAL AGREEMENTS.......................................................32
         Section 6.1      Notification of Certain Matters..............................32
         Section 6.2      Access; Confidentiality......................................32
         Section 6.3      Publicity....................................................33
         Section 6.4      Insurance and Indemnification................................33
         Section 6.5      Third Party Standstill Agreements............................33
         Section 6.6      Reasonable Best Efforts......................................34
         Section 6.7      State Takeover Laws..........................................34
         Section 6.8      Employee Benefits............................................34

ARTICLE VII CONDITIONS.................................................................35
         Section 7.1      Conditions to Each Party's Obligations to Effect the Merger..35
         Section 7.2      Conditions to the Obligations of the Purchaser and Parent....35
         Section 7.3      Conditions to the Obligations of the Company.................36

ARTICLE VIII TERMINATION...............................................................37
         Section 8.1      Termination..................................................37
         Section 8.2      Notice of Termination; Effect of Termination.................38

ARTICLE IX MISCELLANEOUS...............................................................39
         Section 9.1      Amendment and Modification...................................39
         Section 9.2      Non-survival of Representations and Warranties...............39
         Section 9.3      Expenses.....................................................39
         Section 9.4      Notices......................................................39
         Section 9.5      Interpretation...............................................40
         Section 9.6      Jurisdiction.................................................41
         Section 9.7      Service of Process...........................................41
         Section 9.8      Specific Performance.........................................41
         Section 9.9      Counterparts.................................................41
         Section 9.10     Entire Agreement; No Third-Party Beneficiaries...............41
         Section 9.11     Severability.................................................42
         Section 9.12     Governing Law................................................42
         Section 9.13     Assignment...................................................42
         Section 9.14     No Waiver....................................................42

                             Index of Defined Terms

Defined Term                                                             Section No.
------------------------------------------------------------------------------------

Acquisition Agreement.........................................................5.2(c)
Acquisition Proposal..........................................................5.2(a)
Agreement...................................................................Recitals
Audit........................................................................3.13(h)
CERCLIS...................................................................3.21(a)(v)
Certificates..................................................................2.2(b)
Closing..........................................................................1.6
Closing Date.....................................................................1.6
Code.........................................................................3.12(b)
Company.....................................................................Recitals
Company Board of Directors..................................................Recitals
Company Disclosure Schedule..............................................Article III
Company Employee..............................................................6.8(a)
Company Financial Advisor.......................................................3.25
Company Intellectual Property................................................3.16(d)
Company Material Adverse Change...............................................3.1(a)
Company Material Adverse Effect...............................................3.1(a)
Company SEC Documents............................................................3.8
Company Stockholders Meeting..................................................1.6(i)
Company Subsidiary............................................................3.2(a)
Confidentiality Agreement.....................................................5.2(b)
Contract.........................................................................3.7
D&O Insurance.................................................................6.4(b)
Delaware Courts..................................................................9.6
DGCL........................................................................Recitals
Dissenting Shares.............................................................2.3(a)
Effective Time...................................................................1.5
Encumbrances..................................................................3.2(a)
Environmental Claim......................................................3.21(e)(ii)
Environmental Laws........................................................3.21(e)(i)
ERISA........................................................................3.12(a)
ERISA Affiliate..............................................................3.12(a)
Exchange Act.....................................................................3.7
Financial Statements.............................................................3.8
GAAP.............................................................................3.8
Governmental Entity..............................................................3.7
Hazardous Substances....................................................3.21(e)(iii)
HSR Act..........................................................................3.7
Knowledge.....................................................................3.2(a)
Material Contract............................................................3.14(a)
Merger........................................................................1.4(a)


                                   Index - i

Merger Consideration..........................................................2.1(c)
NPL.......................................................................3.21(a)(v)
Option Plans..................................................................2.4(a)
Options.......................................................................2.4(a)
PCI Plan......................................................................2.4(a)
Parent......................................................................Recitals
Parent Material Adverse Effect.............................................7.2(a)(f)
Parent Plan...................................................................6.8(c)
Paying Agent..................................................................2.2(a)
Person........................................................................3.2(a)
Plans........................................................................3.12(a)
Preferred Stock ..............................................................3.3(a)
Proxy Statement...........................................................1.9(a)(ii)
Purchaser ..................................................................Recitals
Purchaser Common Stock ..........................................................2.1
Registered Company Intellectual Property ....................................3.16(d)
Representatives...............................................................5.2(a)
Required Company Vote............................................................3.6
SEC .............................................................................1.6
Securities Act ...............................................................2.4(c)
Shares .....................................................................Recitals
Subsidiary....................................................................3.2(a)
Superior Proposal ............................................................5.2(b)
Surviving Corporation ........................................................1.4(a)
Tax Authority................................................................3.13(h)
Tax Returns..................................................................3.13(h)
Taxes .......................................................................3.13(h)
Termination Fee ..............................................................8.2(b)
Title IV Plan................................................................3.12(d)
Transactions.....................................................................3.4
Voting Agreement............................................................Recitals
Voting Debt ..................................................................3.3(a)
1994 Plan.....................................................................2.4(a)
1995 Plan.....................................................................2.4(a)
1998 Plan.....................................................................2.4(a)


                                   Index - ii

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this "Agreement"), dated March 1, 2004, by and among SHPS Holdings, Inc., a Delaware corporation ("Parent"), SONIC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (the "Purchaser"), and Landacorp, Inc., a Delaware corporation (the "Company").

                  WHEREAS, the Board of Directors of each of Parent, the Purchaser and the Company deem this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1) taken together advisable and in the best interests of its respective stockholders;

                  WHEREAS, the Board of Directors of each of Parent, the Purchaser and the Company has approved this Agreement and the Merger in accordance with the General Corporation Law of the State of Delaware (the "DGCL") upon the terms and subject to the conditions set forth herein;

                  WHEREAS, the Board of Directors of the Company (the "Company Board of Directors") has determined that the consideration to be paid for each of the issued and outstanding shares of common stock par value $0.001 per share, of the Company (the "Shares") in the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares approve and adopt this Agreement and the Merger, upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition to Parent's and the Purchaser's willingness to enter into this Agreement, certain shareholders of the Company are entering into a Voting Agreement (the "Voting Agreement"), pursuant to which, among other things, such individuals are agreeing to grant to Parent a proxy to vote their respective Shares in favor of the Merger, upon the terms and subject to the conditions set forth therein;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  Section 1.1.      The Merger.

                           (a)      Subject to the terms and conditions of this
Agreement, at the Effective Time, the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which (i) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as (the "Surviving Corporation"). The Merger shall have the effects set forth in the DGCL.

                           (b)      The Certificate of Incorporation of the
Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be Landacorp, Inc., until thereafter amended as provided by law and such Certificate of Incorporation.

                           (c)      The Bylaws of the Purchaser, as in effect
immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be Landacorp, Inc., until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

                  Section 1.2. Effective Time. Parent, the Purchaser and the Company shall cause an appropriate Certificate of Merger to be executed and filed as soon as practicable on or after the Closing Date with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date and time on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or such later time as agreed upon by the parties, such time hereinafter referred to as (the "Effective Time").

                  Section 1.3 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Eastern time, on a date to be specified by the parties, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the "Closing Date"), at the offices of Frost Brown Todd LLC, 400 West Market Street, 32nd Floor, Louisville, Kentucky 40202-3363, unless another date or place is agreed to in writing by the parties hereto.

                  Section 1.4 Directors and Officers of the Surviving Corporation. The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                  Section 1.5 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement

                  Section 1.6 Stockholders' Meeting; Proxy Statement. The Company shall in accordance with applicable law:

                                    (i)      duly call, give notice of, convene
         and hold a special meeting of its stockholders (the "Company Stockholders Meeting") as soon as reasonably practicable following the date of this Agreement for the purpose of considering and taking action upon this Agreement;

                                    (ii)     as promptly as practicable after
         the execution of this Agreement (and in any event within 10 business days after the date hereof), prepare and file with the United States Securities and Exchange Commission (the "SEC") a preliminary proxy statement relating to the Merger and this Agreement (but in any event after providing Parent with a reasonable opportunity to review and comment thereon prior to filing) and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (together with any amendments and supplements thereto, the "Proxy Statement") to be mailed to its stockholders as promptly as practicable;

                                    (iii)    subject to Section 5.2(c), included
         in the Proxy Statement the recommendation of the Company Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; and

                                    (iv)     use its reasonable best efforts to
         solicit from holders of Shares proxies in favor of the Merger and take all actions reasonably necessary or, in the reasonable opinion of the Purchaser, advisable to secure the approval of stockholders required by the DGCL, the Company's Certificate of Incorporation and any other applicable law to effect the Merger.


                                   ARTICLE II

                            CONVERSION OF SECURITIES

                  Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or the holders of the common stock, par value $0.01 per share, of the Purchaser (the "Purchaser Common Stock"):

                           (a)      Each outstanding share of Purchaser Common
Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                           (b)      All Shares that are owned by the Company as
treasury stock and any Shares owned by Parent, the Purchaser or any other wholly owned Subsidiary of Parent shall be cancelled and retired, and no consideration shall be delivered in exchange therefor.

                           (c)      Each outstanding Share (other than Shares to
be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive $3.09, payable to the holder thereof in cash, without interest (the "Merger Consideration"). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest thereon.

                  Section 2.2       Paying Agent.

                           (a)      Prior to the Effective Time, Parent shall
designate an agent reasonably acceptable to the Company (the "Paying Agent") for the holders of Shares in connection with the Merger and to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(c). Prior to the Effective Time, Parent or the Purchaser shall make available to the Paying Agent the aggregate Merger Consideration. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

                           (b)      Promptly after the Effective Time, the
Paying Agent shall mail to each holder of record of Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a customary letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration, without interest thereon.

                           (c)      At the Effective Time, the stock transfer
books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

                           (d)      At any time following six months after the
Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  Section 2.3       Dissenting Shares.

                           (a)      Notwithstanding anything in this Agreement
to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with Section 262 of the DGCL unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, in which case such Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Shares pursuant to Section 2.2.

                           (b)      The Company shall give Parent (i) prompt
notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

                  Section 2.4       Company Option and Equity Plans.

                  (a) At least 20 days prior to the Effective Time, the Company shall have taken all necessary actions to notify each holder of unexpired and unexercised options to acquire Shares ("Options") under the Landacorp, Inc. 1998 Equity Incentive Plan (the "1998 Plan") that

Options under the Plan will not be assumed and converted by Purchaser, and therefore all Options under that Plan will become 100% vested on the date of such notice and will terminate if not exercised at or prior to the Effective Time. At least 20 days prior to the Effective Time, the Company shall have taken all necessary actions to notify each holder of unexpired and unexercised Options under the Capitated Disease Management Services, Inc. Stock Compensation Program (the "PCI Plan") that Options under the Plan will not be assumed and converted by Purchaser, and therefore all Options under the PCI Plan will terminate if not exercised at or prior to the Effective Time. At least 20 days prior to the Effective Time, the Company shall have notified each holder of Options under the Lang & Associates, Inc. Incentive Stock Option Plan (the "1984 Plan") and the 1995 Incentive Stock Option Plan (the "1995 Plan") of the effect of the Transactions on their Options (as described below) and that all such Option holders may exercise before the Effective Time. Each Option under the 1984 Plan or the 1995 Plan that are not so exercised will be converted to options to purchase 0.2472 common shares or units in SHPS Holdings, LLC or SHPS, Inc., a wholly owned subsidiary of Parent, in the sole discretion of Parent. With respect to any Option to be so converted, (i) the number of common shares or units subject to such Option as converted will be determined by multiplying the number of Shares subject to such Option immediately prior to the Effective Time by 0.2472, and rounding any fractional share or unit down to the nearest whole share or unit, and (ii) the per share or unit exercise price of such Option as converted will be determined by dividing the exercise price per Share specified in the Option by 0.2472, and rounding the exercise price thus determined up to the nearest whole cent; provided, however, that in the case of any Option to which Section 422 of the Code applies, the adjustments provided for in this
Section 2.4(a) shall be effected in a manner consistent with the requirements of
Section 424(a) of the Code. Such new option shall otherwise be subject to the same terms and conditions as such prior Option. At the Effective Time, (i) all references in the 1984 Plan and the 1995 Plan and in the applicable stock option or other award agreements issued thereunder shall be deemed to refer to Parent,SHPS, Inc., or SHPS Holdings, LLC, as determined by Parent; and (ii) Parent, SHPS, Inc. or SHPS Holdings, LLC shall assume the 1984 Plan and 1995 Plans and all of the Company's obligations with respect to the Options, subject to this Section 2.4(a). The 1998 Plan, the PCI Plan, the 1995 Plan, and the 1984 Plan are hereafter collectively referred to as the "Option Plans".

                  (b) Prior to the Effective Time, the Company shall have taken all necessary actions so that, not later than immediately before the Effective Time, the last Offering Period under the Landacorp, Inc. 1999 Employee Stock Purchase Plan will end pursuant to the procedure for setting a new Exercise Date in Section 19(c) of that Plan, and the Plan shall have been terminated and made of no further force or effect.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in a disclosure schedule delivered to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and the Purchaser as set forth below. Each exception set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and relates only to such section or subsection.

                  Section 3.1       Organization.

                           (a)      The Company is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, or governmental licenses, authorizations, permits, consents or approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, ("Company Material Adverse Change") or ("Company Material Adverse Effect") means any change, event or effect, as the case may be, that is materially adverse to (y) the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Company and the Company Subsidiaries, taken as a whole, or (z) the Company's ability to consummate the Transactions within the timeframes contemplated by this Agreement; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute a Company Material Adverse Effect: (i) any change, event or effect resulting from or arising out of the Company's performance of its obligations under this Agreement (excluding any change, event or effect resulting from or arising out of the announcement or pendency of the Transactions other than any such change or effect on the Company's relationships with the customers described in Section 3.1(a) of the Company Disclosure Schedule), (ii) any change, event or effect resulting from or arising out of the changes in economic conditions or conditions in the capital markets in the United States (to the extent that such changes, events or effects do not disproportionately affect the Company or any Company Subsidiary), and (iii) any change, event or effect resulting from or arising out of the changes in the industry in which the Company operates (to the extent that such changes do not disproportionately affect the Company).

                           (b)      The Company is qualified or licensed to do
business and in good standing in each jurisdiction where such qualification or licensing is necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.1(b) of the Company Disclosure Schedule identifies each jurisdiction in which the Company is qualified or licensed to do business.

                  Section 3.2       Subsidiaries and Affiliates.

                           (a)      Section 3.2(a) of the Company Disclosure
Schedule sets forth the name, jurisdiction of incorporation or organization and authorized and outstanding capital stock (or other similar equity interests) of each Company Subsidiary. Other than with respect to the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect equity or ownership interest in any business. All of the outstanding capital stock (or other similar equity interests) of each

Company Subsidiary is (or are) owned directly or indirectly by the Company free and clear of all liens, charges, security interests, options, claims, mortgages, pledges, or other encumbrances and restrictions of any nature whatsoever ("Encumbrances"), and is (or are) validly issued, fully paid and nonassessable. As used in this Agreement: the term "Company Subsidiary" means each Person which is a Subsidiary of the Company; the term "Subsidiary" means with respect to any party, any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (ii) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership); and the term "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization. The term "Knowledge" means the actual knowledge, after due inquiry, of all directors of the Company and any Company Subsidiary and Gene Miller, Mark Rapoport, and Brandon Raines, which individuals constitute all of the executive officers of the Company and the Company Subsidiaries.

                           (b)      Each Company Subsidiary (i) is duly
organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has full power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and (iii) is duly qualified or licensed to do business and in good standing in each jurisdiction where such qualification or license is necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.2(b) of the Company Disclosure Schedule identifies each jurisdiction in which each Company Subsidiary is qualified or licensed to do business. The Company has heretofore made available or delivered to Parent complete and correct copies of the Certificate of Incorporation and Bylaws (or similar organizational documents) of the Company and each Company Subsidiary as presently in effect.

                  Section 3.3       Capitalization.

                           (a)      The authorized capital stock of the Company
consists of (i) 50,000,000 Shares and (ii) 8,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). As of February 27, 2004, (i) 16,175,458 Shares are issued and outstanding, (ii) no shares of Preferred Stock are issued and outstanding, (iii) no Shares are issued and held in the treasury of the Company, and (iv) a total of 2,759,759 Shares are reserved for issuance upon the exercise of outstanding Options. All of the outstanding shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Options will be (when and if issued in accordance with the terms of such Options), duly authorized, validly issued, fully paid and non-assessable. There is no indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any Company

Subsidiary issued and outstanding. Except as disclosed in this Section 3.3 or as set forth in Section 3.3(a) of the Company Disclosure Schedule, (i) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements, understandings or commitments of any kind relating to the issued or unissued capital stock of, or other equity interests in, the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, transfer, register or sell or cause to be issued, transferred, registered or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests or other securities, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement, understanding or commitment, and (ii) there are no outstanding agreements, arrangements, understandings or commitments of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company or any capital stock or other equity interests in any Company Subsidiary or any Person or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any Person. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any Company Subsidiary.

                           (b)      Section 3.3(b) of the Company Disclosure
Schedule sets forth, with respect to each Option outstanding as of January 31, 2004, the number of Shares issuable therefor, the Option Plan under which each Option was granted, the extent to which each Option is vested and/or currently exercisable, and the purchase price payable therefor upon the exercise of each such Option. Since January 31, 2004, the Company has not granted or issued any Options. To the Knowledge of the Company, all of the Options have been granted to employees or directors of the Company in the ordinary course of business consistent with past practice. Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, to the Knowledge of the Company, all options granted under the Option Plans have been granted pursuant to option award agreements in substantially the forms attached as an exhibit to Section 3.3(b) of the Company Disclosure Schedule.

                           (c)      There are no voting trusts or other
agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any of the Company Subsidiaries.

                  Section 3.4 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement, and has the requisite corporate power and authority to perform the transactions provided for or contemplated by this Agreement, including, but not limited to, the Merger (collectively, the "Transactions"). The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors, and no other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions other than, with respect to the Merger, the approval of the Merger and adoption of this Agreement by the Company's stockholders. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to laws of general application relating to bankruptcy, insolvency and relief of debtors and the rules of law governing specific performance, injunctive relief or other equitable remedies.

                  Section 3.5. Board Approvals. The Company Board of Directors at a meeting duly called and held, has (i) determined that each of this Agreement and the Merger are advisable and fair to and in the best interests of the stockholders of the Company, (ii) duly and validly approved, adopted and declared advisable this Agreement and the Transactions and taken all other corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Transactions, and (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger, and none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified. The action taken by the Company Board of Directors constitutes approval of the Transactions (including each of this Agreement, the Merger and the Voting Agreement) by the Company Board of Directors under Section 203 of the DGCL, and no other state takeover statute or similar statute or regulation in any jurisdiction in which the Company or any Company Subsidiary does business is applicable to the Transactions (including each of this Agreement, the Merger and the Voting Agreement).

                  Section 3.6 Required Vote. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and adopt this Agreement (the "Required Company Vote"). Neither the Company nor the Transactions are or will be subject to the provisions of Section 2115 of the California General Corporate Law.

                  Section 3.7 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, the Bylaws or similar organizational documents of the Company or any Company Subsidiary, (ii) require any filing by the Company with, or any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign or domestic (a "Governmental Entity") (except for (A) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Securities Act or state blue sky laws, (B) any filings as may be required under the DGCL in connection with the Merger, (C) any compliance (including any filings or notifications or the expiration of applicable waiting periods) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (D) the filing with the SEC and the NASDAQ Stock Market of a Proxy Statement, (iii) except as set forth in Section
3.7 of the Company Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Encumbrance on the assets and properties of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract, agreement, arrangement or understanding or other instrument or obligation

(each, a "Contract") to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate, in any material respect, any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (ii) and (iii) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or notifications, or (z) any such violations, breaches, defaults or Encumbrances would not, individually or in the aggregate, reasonably be expected to (I) have a Company Material Adverse Effect, or (II) materially delay the consummation of the Transactions.

                  Section 3.8 Company SEC Documents and Financial Statements. Since December 31, 2000, the Company has timely filed with the SEC all forms, reports, schedules, statements, exhibits, and other documents required by it to be filed under the Exchange Act or the Securities Act (collectively, the "Company SEC Documents"). As of its filing date or, if amended, as of the date of the last such amendment, each Company SEC Document complied as to form with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. As of its filing date or, if amended, as of the date of the last such amendment, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (collectively, the "Financial Statements") (i) have been prepared from, are in accordance with and fairly reflect the books and records of the Company and its consolidated Subsidiaries in all material respects, (ii) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and (iv) fairly present in all material respects the consolidated financial position and the consolidated results of operations and changes in stockholder's equity and cash flows (subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments) of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein.

                  Section 3.9 Absence of Certain Changes. Except as specifically contemplated by this Agreement, since September 30, 2003, (a) each of the Company and each Company Subsidiary has conducted its respective business only in the ordinary course of business consistent with past practice, (b) neither the Company nor any Company Subsidiary has suffered any Company Material Adverse Effect, and (c) neither the Company nor any Company

Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

                  Section 3.10 No Undisclosed Liabilities. Except for (a) those liabilities fully reflected or reserved against in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, (b) liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since September 30, 2003 or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and
(c) except as set forth in Section 3.10 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise. As of January 31, 2004, the Company had outstanding indebtedness, comprising all liabilities of the Company and the Company Subsidiaries on a consolidated basis, whether primary or secondary or absolute or contingent (including indebtedness for borrowed money; indebtedness evidenced by notes, bonds, debentures or similar instruments; capital lease obligations; and indebtedness secured by liens on any assets of the Company or any Company Subsidiary), of $750,000.

                  Section 3.11       Litigation; Orders. Except as set forth in
Section 3.11 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding, (including, without limitation, arbitration proceeding or alternative dispute resolution proceeding) pending or, to the Knowledge of the Company, threatened against or naming as a party thereto the Company or any Company Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there is no investigation of any nature pending or threatened against the Company that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No judgement, decree, injunction, rule or order of any Governmental Entity is outstanding against the Company or any Company Subsidiary or any of their respective properties or assets that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  Section 3.12      Employee Benefit Plans; ERISA.

                           (a)      Section 3.12(a) of the Company Disclosure
Schedule contains a true and complete list of each deferred compensation and each incentive compensation, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(l) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any Company Subsidiary (the "Plans").

                           (b)      With respect to each Plan, the Company has
heretofore made available or delivered to Parent true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code with respect to the three most recent years, the last three actuarial or allocation reports for any plans that are pension plans under Section 3(2) of ERISA, and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Internal Revenue Code of 1986, as amended (the "Code").

                           (c)      None of the Plans is, and neither the
Company nor any Company Subsidiary or ERISA Affiliate has maintained or contributed to a plan during the last completed six fiscal years that is, subject to Title IV or section 302 of ERISA or Section 412 of the Code.

                           (d)      No Plan maintained during the last six
completed fiscal years is "multiemployer pension plan" within the meaning of section 3(37) of ERISA.

                           (e)      Except as set forth in Section 3.12(e) of
the Company Disclosure Schedule, each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

                           (f)      Each Plan intended to be qualified under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination.

                           (g)      No Plan provides medical, surgical,
hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than
(i) coverage mandated by applicable law, or (ii) death benefits under any "pension plan". (h) Except as disclosed in Section 3.12(h) of the Company Disclosure Schedule, no amounts payable (individually or collectively and whether in cash, capital stock of the Company or other property) under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any Company Subsidiary may have any liability could fail to be deductible for federal income tax purposes by virtue of section 162(m) or section 280G of the Code or, to the Knowledge of the Company, section 162(a) of the Code.

                           (h)      Except as disclosed in Section 3.12(h) of
the Company Disclosure Schedule, no amounts payable (individually or collectively and whether in cash, capital stock of the Company or other property) under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any Company Subsidiary may have any liability could fail to be deductible for federal income tax purposes by virtue of section 162(m) or section 280G of the Code or, to the Knowledge of the Company, section 162(a) of the Code.

                           (i)      Except as specifically described in Section
3.12(i) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                           (j)      There are no pending, or, to the Knowledge
of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

                           (k)      None of the Company, any Company Subsidiary,
any ERISA Affiliate, any of the Plans, any trust created thereunder, nor to the Company's Knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any Company Subsidiary or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to section 409 or 502(1) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code.

                           (l)      Neither the Company nor any ERISA Affiliate
is a party to any agreement or understanding, whether written or unwritten, with the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or the Centers for Medicare & Medicaid Services. Except as set forth in Section 3.12(l) of the Company Disclosure Schedule, no representations or communications, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any Plan have been made to employees, directors or agents (or any of their representatives or beneficiaries) of the Company or any Company Subsidiary which are not in accordance with the terms and conditions of the Plans in all material respects.

                           (m)      No "leased employee," as that term is
defined in section 414(n) of the Code, performs services for the Company or any ERISA Affiliate. The Company and each Company Subsidiary have at all times been in material compliance with applicable law regarding the classification of employees and independent contractors.

                  Section 3.13      Taxes.

                           (a)      The Company and all Company Subsidiaries (i)
have duly filed (or there have been filed on their behalf) with the appropriate Tax Authorities all material income and other material Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects, and (ii) have duly and timely paid in full (or there has been paid on their behalf), or (in the case of any Taxes that are being contested in good faith by appropriate proceedings) have established reserves (in accordance with GAAP) as reflected on the Financial Statements, all income and other material Taxes that are due and payable and for which they are liable.

                           (b)      There are no liens for Taxes upon any
property or assets of the Company or any Company Subsidiary, except for liens for Taxes not yet due or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP.

                           (c)      No material federal, state, local or foreign
Audits are pending with regard to any income or other material Taxes or any income or other material Tax Returns of the Company or any Company Subsidiary and to the best Knowledge of the Company and the Company Subsidiaries no such Audit is threatened.

                           (d)      The federal income Tax Returns of the
Company and the Company Subsidiaries (i) have been examined by the applicable Tax Authorities for all periods through and including the taxable year ended December 31, 2000, or (ii) the applicable statutes of limitation for the assessment of Taxes for such periods have expired and, as of the date hereof no material adjustments have been asserted as a result of such examinations which have not been (x) resolved and fully paid, or (y) reserved on the Financial Statements in accordance with GAAP. None of the Company or any Company Subsidiary has granted any request, agreement, consent or waiver to extend the statutory period of limitations applicable to the assessment of any Tax with respect to any Tax Return of the Company or any Company Subsidiary.

                           (e)      Neither the Company nor any Company
Subsidiary is a party to any written or oral contract, agreement or arrangement providing for the allocation, indemnification, or sharing of Taxes.

                           (f)      Neither the Company nor any Company
Subsidiary (x) has been a member of any "affiliated group" (as defined in section 1504(a) of the Code) other than the affiliated group of which Company is the "parent;" (y) is subject to Treasury Regulation section 1.1502-6 (or any similar provision under foreign, state, or local law) for any period other than in connection with the affiliated group of which the Company is the "parent;" or
(z) has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract, operation of law or otherwise.

                           (g)      The Company is not and has not been a
"United States real property holding corporation" (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code, and the Shares are "regularly traded on an established securities market" for purposes of section 1445(b)(6) of the Code and Treasury Regulation section 1.1445-2(c)(2).

                           (h)      As used in this Agreement, "Audit" means any
audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes. "Tax" or "Taxes" means all federal, state, local, and foreign taxes, and other duties or assessments of a similar nature (whether imposed directly or through withholding and including all estimated payments of such taxes, duties or assessments), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority. "Tax Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes. "Tax Returns" mean all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, documents and information returns (and any amendments thereto) that are filed or required to be filed with any Tax Authority.

                  Section 3.14      Contracts.

                           (a)      Section 3.14(a) of the Company Disclosure
Schedule sets forth a list of the following (collectively, the "Material Contracts"):

                                    (i)      A description of each lease of real
or personal property (other than any lease of personal property (A) requiring future payments of less than $50,000, or (B) which is terminable by either the Company or any Company Subsidiary without breach or penalty on less than 61 days prior written notice) to which the Company or any Company Subsidiary is a party, either as lessee or lessor, including a description of the parties to each such lease, the property to which each such lease relates, and the rental term and monthly (or other) rents payable under each such lease;

                                    (ii)     All management agreements,
employment agreements, consulting agreements, and independent contractor agreements to which the Company or any Company Subsidiary is a party (other than any agreement which (A) provides for future payments of less than $50,000, or
(B) which is terminable by the Company or any Company Subsidiary without breach or penalty on less than 61 days prior written notice);

                                    (iii)    All guaranties, mortgages, deeds of
trusts, indentures and loan agreements, to which the Company or any Company Subsidiary is a party in excess of $50,000;

                                    (iv)     All Contracts with third party
payors and all other Contracts relating to the Company's or any Company Subsidiary's service to customers; provided, however, there shall be excluded from the Company Disclosure Schedule any Contract involving payments of less than $50,000 per annum;

                                    (v)      All Contracts (other than those
described in or excepted from clauses (i), (ii), (iii) or (iv)) to which the Company or any Company Subsidiary is a party, or to which the Company or any Company Subsidiary or any of its or their respective assets or properties are subject (other than any Contract or group of related Contracts which requires aggregate payments by the Company or any Company Subsidiary of less than $50,000 in amount per annum); and

                                    (vi)     All Contracts with stockholders
(other than employees who own fewer than 25,000 Shares), directors or officers of the Company or any Company Subsidiary, Contracts containing covenants by the Company or any Company Subsidiary not to compete in any lines of business or commerce, and Contracts for the acquisition, sale or lease of material properties or assets of the Company or any Company Subsidiary (by merger, purchase or sales of assets or stock or otherwise) and all investment joint venture, operating or partnership agreements of the Company or any Company Subsidiary. True and complete copies of all Material Contracts have been provided or made available to the Parent and the Purchaser.

                           (b)      Each Material Contract to which the Company
or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound is valid, binding and enforceable and is in full force and effect, except where any failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and, except as set forth in Section 3.14(b) of the Company Disclosure Schedule, there are no defaults or breaches thereunder and no event has occurred which, with the passage of time or the giving of notice or both, would reasonably be expected to result in such a default or breach, except for those breaches and defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                           (c)      Except as would not reasonably be expected
to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written notice of the intention of any party to terminate any Material Contract whether as a termination for convenience or for default of the Company or any Company Subsidiary thereunder.

                           (d)      Except as set forth in Section 3.14(d) of
the Company Disclosure Schedule, no customer or vendor Contract which would have constituted a Material Contract if in effect as of the date hereof has expired or been terminated since December 31, 2002. Neither the Company nor any Company Subsidiary has been notified in writing that in the event of a sale or change of ownership of the Company or any Company Subsidiary, any of the Material Contracts could reasonably be expected to be terminated or modified in a manner which could reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any covenant or agreement which prohibits, limits, restricts or otherwise adversely affects the right of any such entities to provide the services, and at the prices, they currently provide or engage in any other business as a consequence of the Merger.

                  Section 3.15 Title to Assets. Each of the Company and the Company Subsidiaries has good and valid title to, or valid leasehold interests in, all its properties and assets, free and clear of all Encumbrances, except for Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all real property leases to which it is a party, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  Section 3.16      Intellectual Property.

                           (a)      Except as would not, individually or in the
aggregate, reasonably be expected to have a Company Material Adverse Effect:

                                    (i)      the Company and each Company
         Subsidiary own or have the right to use all Company Intellectual Property used by the Company or any Company Subsidiary, or used by any other Person (in a manner consistent with the Contracts with such Person, but excluding the use by any such Person (outside the Company's Knowledge or control) of Company Intellectual Property in connection with other Intellectual Property, hardware or processes), except as set forth in Section 3.16(a)(i) of the Company Disclosure Schedule;

                                    (ii)     the conduct of the Company's and
         each Company Subsidiary's business and the use of the Company Intellectual Property by the Company or any Company Subsidiary or by any other Person (in a manner consistent with the Contracts with such Person, but excluding the use by any such Person (outside the Company's Knowledge or control) of Company Intellectual Property in connection with other Intellectual Property, hardware or processes) in connection therewith, does not infringe, misappropriate, or otherwise violate any Intellectual Property of any third party, and neither the Company nor any Company Subsidiary has received written notice alleging any infringement, misappropriation, or other violation by the Company or any Company Subsidiary (or any Person which uses Company Intellectual Property under valid Contracts) of any Intellectual Property of any third party, except as set forth in Section 3.16(a)(ii) of the Company Disclosure Schedule;

                                    (iii)    (w) the Company Intellectual
         Property that is Registered Company Intellectual Property owned by the Company or any Company Subsidiary is to the Knowledge of the Company valid, subsisting, and in full force and effect, (including any applications for Registered Company Intellectual Property), (x) the Company or Company Subsidiaries has properly registered the Registered Company Intellectual Property listed in Section 3.16(a)(iii)(x) of the Company Disclosure Schedule, (y) registrations and applications for Company Intellectual Property owned by the Company or any Company Subsidiary, are subsisting, current, in full force and effect, have not been cancelled, expired, or abandoned; and (z) there are no pending or, to the Knowledge of the Company, threatened challenges to the validity of any Company Intellectual Property owned by the Company or any Company Subsidiary and to the Knowledge of the Company, there is no pending or threatened challenges to the validity of any Company Intellectual Property; and

                                    (iv)     the Company and each Company
         Subsidiary has taken reasonable steps to preserve the confidentiality of its trade secrets and other confidential, proprietary information that it (1) is required to maintain as confidential, or (2) reasonably would be expected to maintain as confidential.

                           (b)      Neither the Company nor any Company
Subsidiary has received notice or has Knowledge that any third party is infringing upon, misappropriating, or otherwise violating any Company Intellectual Property owned by the Company or any Company Subsidiary.

                           (c)      The consummation of the Transactions will
not alter or impair the Company's or any Company Subsidiary's rights to own or use any Company Intellectual Property.

                           (d)      Definitions: As used in this Section 3.16:

                                    (i)      "Company Intellectual Property"
means Intellectual Property used to conduct the business of the Company or any Company Subsidiary as presently conducted.

                                    (ii)     "Intellectual Property" means (1)
all copyrights, including, without limitation, moral rights and rights of attribution and integrity, copyrights in the content contained on any Internet site, and registrations and applications for any of the foregoing; (2) all patents, including without limitation any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing; (3) all rights of publicity and privacy, including but not limited to the use of the names, likenesses, voices, signatures, biographical information, persona and other recognizable aspects of real persons; (4) all computer programs (whether in source code or object code form), databases, compilations of data, all documentation related to any of the foregoing and the copyrights in all the foregoing; (5) all trademarks, service marks, trade names, domain names, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the registrations and applications relating to any of the foregoing; and (6) all trade secrets (as defined under applicable law) including, without limitation, trade secrets of the following nature: financing and marketing information, customer information, technology, know-how, inventions, proprietary processes, formulae, algorithms, models and methodologies.

                                    (iii)    "Registered Company Intellectual
Property" means Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any state, governmental or other public or quasi-public legal authority, including, without limitation, patents, trademarks, and copyrightable works.

                  Section 3.17      Labor Matters.

                           (a)      The Company and each Company Subsidiary are
neither party to, nor bound by, any labor or collective bargaining agreement or any other agreement with a labor union and there are no labor or collective bargaining agreements that pertain to any of the employees of the Company or any Company Subsidiary, nor are any such employees represented by any labor organization with respect to such employment. The Company and each Company Subsidiary has good labor relations and there are no controversies, grievances, or arbitrations pending, or to the Knowledge of the Company, threatened between the Company or any Company Subsidiary, on the one hand, and any of their respective employees, on the other hand, which could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Company does not know of any labor union organizing activities with respect to any employees of the Company or any Company Subsidiary into one or more collective bargaining units.

                           (b)      The Company and all Company Subsidiaries are
in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, health and safety, and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, all laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements, unemployment insurance and related matters, and the collection and payment of withholding or social security taxes and any similar tax, and neither Company nor any Company Subsidiary are engaged in any unfair labor practice except for any noncompliance or practices that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary are delinquent in payments to any employees of the Company or any Company Subsidiary for any services or amounts required to be reimbursed or otherwise paid to such employees.

                           (c)      Neither the Company, nor any Company
Subsidiary, nor any of their respective employees, agents or representatives has committed a material unfair labor practice as defined in the National Labor Relations Act and there is no material unfair labor practice complaint or other allegation of labor law violation against the Company or any Company Subsidiary pending before the National Labor Relations Board or any other Governmental Entity.

                           (d)      Since September 30, 2003, there has been no
and there is no actual labor dispute, strike, lockout slowdown or work stoppage or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary.

                           (e)      Except for such matters as would not,
individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither Company nor any Company Subsidiary has received notice of any actual or threatened investigation, charge or complaint against Company or any Company Subsidiary with respect to employees pending before the Equal Employment Opportunity Commission or any other Governmental Entity regarding an unlawful employment practice.

                           (f)      To the Knowledge of the Company no employee
of the Company or any Company Subsidiary is in any respect in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others except where such violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  Section 3.18      Compliance with Laws.

                           (a)      Except as would not, individually or in the
aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have complied in a timely manner with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all Governmental Entities which apply to the business, properties or assets of the Company or the Company Subsidiaries, (ii) no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or has been filed, commenced or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary alleging any violation of any of the foregoing, (iii) all licenses, permits and approvals required under such laws, rules and regulations are in full force and effect and (iv) there is no action, proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing regarding the suspension, revocation or cancellation of any such licenses, permits and approvals.

                           (b)      The Company and the Company Subsidiaries are
and have been in compliance with all applicable provisions of the Health Insurance Portability and Accountability Act of 1996, as amended, including but not limited to the electronic health care transactions and code sets standards published by the Secretary of the Department of Health and Human Services and the standards for privacy of electronically transmitted individually identifiable health information as published by such Secretary, except where any such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

                           (c)      The Company and the Company Subsidiaries are
and have been in compliance with all applicable laws, rules and regulations of all Governmental Entities with respect to the marketing of products and services via electronic or telephonic media or the internet except where such violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  Section 3.19 Condition of Assets. All of the property, plant and equipment of the Company and each Company Subsidiary has in all material respects been maintained in reasonable operating condition and repair, ordinary wear and tear excepted, and is in all material respects sufficient to permit the Company and each Company Subsidiary to conduct their operations in the ordinary course of business in a manner consistent with their past practices.

                  Section 3.20 Customers and Suppliers. Except as set forth in Section 3.20 of the Company Disclosure Schedule, since December 31, 2002, there has been no termination, cancellation or material curtailment of the business relationship of the Company or any Company Subsidiary with any material customer or supplier or group of affiliated customers or suppliers nor has any material customer, supplier or group of affiliated customers or suppliers indicated in writing an intent to so terminate, cancel or materially curtail its business relationship with the Company or any Company Subsidiary except where any such termination, cancellation or curtailment would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  Section 3.21      Environmental Matters.

                           (a)      Except as would not, individually or in the
aggregate, reasonably be expected to have a Company Material Adverse Effect:

                                    (i)      the Company and each Company
         Subsidiary has been and is in compliance with all applicable Environmental Laws, including, but not limited to, possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws;

                                    (ii)     there is no pending or, to the
         Knowledge of the Company, threatened claim, lawsuit, or administrative proceeding against the Company or any Company Subsidiary, under or pursuant to any Environmental Law;

                                    (iii)    with respect to the real property
         that is currently owned, leased or operated by the Company or any Company Subsidiary, there have been no spills, discharges or releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous Substances or any other contaminant or pollutant on or underneath any of such real property by the Company or any Company Subsidiary, or to the Knowledge of the Company (except that the term "Knowledge" as used in this Section 3.21(a)(iii) shall not require due inquiry), by any other Person;

                                    (iv)     with respect to real property that
         was formerly owned, leased or operated by the Company or any Company Subsidiary or any of their predecessors in interest, there were no spills, discharges or releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous Substances or any other contaminant or pollutant on or underneath any of such real property by the Company or any Company Subsidiary, or to the Knowledge of the Company (except that the term "Knowledge" as used in this Section 3.21(a)(iv) shall not require due inquiry), by any other Person during or prior to the Company's or any Company Subsidiary's ownership or operation of such real property; and

                                    (v)      neither the Company nor any Company
         Subsidiary has disposed or arranged for the disposal of Hazardous Substances (or any waste or substance containing Hazardous Substances) at any location that is: (x) listed on the Federal National Priorities List ("NPL") or identified on the Comprehensive Environmental Response, Compensation, and

         Liability Information System ("CERCLIS"), each established pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.; (y) listed on any state or foreign list of hazardous waste sites that is analogous to the NPL or CERCLIS; or
         (z) has been subject to environmental investigation or remediation.

                           (b)      Neither the Company nor any Company
Subsidiary has received written notice from any Person, including, but not limited to, any Governmental Entity, alleging that the Company or any Company Subsidiary has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law. Neither the Company nor any Company Subsidiary has received any request for information from any Person, including but not limited to any Governmental Entity, related to liability under or compliance with any applicable Environmental Law.

                           (c)      There is no Environmental Claim pending or,
to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or, to the Knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Substance that is reasonably likely to form the basis of any Environmental Claim against the Company or any Company Subsidiary or, to the Knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed whether contractually or by operation of law.

                           (d)      Neither the Company nor any Company
Subsidiary has entered into any written agreement or incurred any legal or monetary obligation that may require them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws, other than in each case exceptions which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                           (e)      The following terms shall have the following
meanings for the purposes of this Agreement:

                                    (i)      "Environmental Laws" shall mean all
         foreign, Federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or worker health and safety, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances; all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances; all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources; and common law to the extent it relates to or applies to exposure to or impact of Hazardous Substances on persons or property.

                                    (ii)     "Environmental Claim" shall mean
         any claim, action, cause of action, investigation or notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of an Hazardous Substance at any location, whether or not owned or operated by the Company or any Company Subsidiary or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                                    (iii)    "Hazardous Substances" shall mean
         (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas;
         (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

                  Section 3.22 Insurance. The Company and the Company Subsidiaries have the policies of insurance set forth in Section 3.22 of the Company Disclosure Schedule. All such policies are in full force and effect, all premiums due thereon have been paid by the Company or the Company Subsidiaries, and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such policies. Furthermore,
(a) neither the Company nor any Company Subsidiary has received any written notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policies or arrangements been threatened in writing,
(b) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed, in writing, by the underwriters of such policies or arrangements, (c) neither the Company nor any Company Subsidiary has received any written notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available to the Company or any Company Subsidiary in the future on substantially the same terms as now in effect and (d) none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting the Company or any Company Subsidiary, except where the existence of any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  Section 3.23 Certain Business Practices. Neither the Company nor any Company Subsidiary, and no director or executive officer, and, to the Knowledge of the Company, no agent or employee of the Company or any Company Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

                  Section 3.24 Information in the Proxy Statement. The Proxy Statement will not, at the time that the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company, at the time of the meeting of the stockholders of the Company to be held in connection with the Merger and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made in the Proxy Statement, if any, based on information furnished in writing by Parent or the Purchaser for inclusion therein. The Proxy Statement will comply in all material respects with the provisions of applicable federal securities laws.

                  Section 3.25 Opinion of Financial Advisor. The Company has received the written opinion of Covington Associates LLC (the "Company Financial Advisor"), dated February 29, 2004, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a copy of such opinion has been delivered to Parent and the Purchaser. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety and a discussion of the Company Financial Advisor's analysis in preparing such opinion in the Proxy Statement.

                  Section 3.26 Brokers. No broker, investment banker, financial advisor or other person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company or the Purchaser. True and correct copies of all agreements between the Company and the Company Financial Advisor, including, without limitation, any fee arrangements, are included in Section 3.26 of the Company Disclosure Schedule.

                  Section 3.27 Notes and Accounts Receivable. All notes and accounts receivable of the Company and any Company Subsidiary shown on the Financial Statements or thereafter acquired by the Company or any Company Subsidiary have been collected or are current and are collectible in the ordinary course (in the case of any such note, in accordance with its terms, and in the case of any such account, within 90 days after billing) at the aggregate recorded amounts thereof on the Company's and each Company Subsidiary's books, less the allowance for uncollectible accounts provided in the Financial Statements as such allowances may have been adjusted on the Company's and each Company Subsidiary's books in the ordinary course of business to date, which adjustments of allowances, if any, are disclosed in Section 3.27 of the Company Disclosure Schedule. No note or account receivable of the Company or any Company Subsidiary is subject to an asserted counterclaim or set-off which if successful could, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

                  Section 3.28 Affiliate/Potential Competing Interests. Except as disclosed in Section 3.28 of the Company Disclosure Schedule, no officer, director, or principal stockholder of the Company or any of the Company Subsidiaries or any individual in such officer's or director's or principal stockholder's immediate family is a party to any agreement, contract, commitment or transaction with the Company or any of the Company Subsidiaries or has any interest in any real or personal property used by the Company or any of the Company Subsidiaries, other than benefits provided to or arrangements with employees that are available to similarly situated employees of the Company or any Company Subsidiary.


                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

                  Parent and the Purchaser represent and warrant to the Company as follows:

                  Section 4.1 Organization. Each of Parent and the Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its respective incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as is now being conducted, except where the failure to be so organized and existing or to have such power, authority, and governmental approvals would not, individually or in the aggregate, impair in any material respect the ability of each of Parent and the Purchaser, as the case maybe, to perform its obligations under this Agreement, or prevent or materially delay the consummation of any of the Transactions.

                  Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by the boards of directors of each of Parent and the Purchaser, and by Parent as the sole stockholder of the Purchaser, and no other corporate authority or approval on the part of Parent or the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and the Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its terms.

                  Section 4.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the Transactions, or compliance by Parent or the Purchaser with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or the Certificate of Incorporation or Bylaws of the Purchaser, (b) violate, conflict with or result in a breach of any provisions under any of the terms, conditions or provisions of any material Contract to which Parent is a party, (c) require any material filing by Parent or the Purchaser with, or permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act and Securities Act, (ii) any filing pursuant to the DGCL, (iii) the filing with the SEC and the NASDAQ Stock Market of (A) the Proxy Statement, (B) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Transactions, (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws, or (v) such compliance (including filings or notifications or the expiration of waiting periods) as may be required under the HSR Act), or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries, or any of their properties or assets, except in the case of clause (b) or (c) such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of each of Parent and the Purchaser to perform its obligations under this Agreement, as the case may be, or prevent or materially delay the consummation of any the Transactions.

                  Section 4.4 Information in the Proxy Statement. None of the information supplied by Parent or the Purchaser in writing expressly for inclusion in the Proxy Statement will, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time of the meeting of stockholders Company to be held in connection with the Merger, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

                  Section 4.5 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or the Purchaser.

                  Section 4.6 Financing. Parent has or has access to financial resources sufficient to consummate the Transactions and make the payments described in Article II.


                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except as (i) expressly contemplated by this Agreement, or (ii) consented to in writing by Parent or Purchaser, after the date hereof, and prior to the earlier of (x) the Effective Time, and (y) the termination of this Agreement in accordance with Article VIII:

                           (a)      the business of the Company and the Company
Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice, and each of the Company and the Company Subsidiaries shall use its commercially reasonable efforts to preserve its present business organization intact, to keep available the services of its respective current officers, employees and consultants, and to maintain existing relations with customers, suppliers, employees, contractors, distributors and others having material business dealings with it;

                           (b)      neither the Company nor any Company
Subsidiary shall, (i) directly or indirectly, except with respect to the Company, for the issuance of Shares upon the exercise of the Options outstanding on the date hereof pursuant to the terms of such Options, issue, sell, transfer, dispose of, encumber or pledge any shares of capital stock of the Company or any capital stock or other equity interests of any Company Subsidiary, securities convertible into or exchangeable for, or options, warrants or rights of any kind to acquire any shares of such capital stock or other equity interests or any other ownership interest; (ii) amend or otherwise change its Certificate of Incorporation or Bylaws or similar organizational documents; (iii) split, combine, reclassify, subdivide or redeem, or purchase or otherwise acquire (other than pursuant to the Company's exercise of its rights to repurchase shares from directors, employees and consultants under agreements disclosed in
Section 5.1 of the Company Disclosure Schedule), directly or indirectly, any of its capital stock or other equity interests; or (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

                           (c)      neither the Company nor any Company
Subsidiary will (i) incur or assume indebtedness (other than trade payables incurred in the ordinary course of business consistent with past practices and intercompany indebtedness) or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances (other than immaterial advances for Company business expenses relating to Company purposes consistent with past practices and Company policy) or capital contributions to, or investments in, any other Person; (iv) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein; (v) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its assets or properties, other than in the ordinary course of business consistent with past practice;

                           (d)      neither the Company nor any Company
Subsidiary shall (i) change the compensation or benefits payable or to become payable to any of its officers, directors, employees, agents or consultants;
(ii) enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan; or (iii) make any loans to any of its officers, directors, employees, agents, consultants or affiliates or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise;

                           (e)      neither the Company nor any Company
Subsidiary shall (i) pay or arrange for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or make any arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice;
(ii) except as may be required pursuant to the terms of a Plan as in effect as of the date of this Agreement, adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer or employee, whether past or present, or (iii) amend in any material respect any such existing plan, agreement or arrangement except as may be required by applicable law;

                           (f)      neither the Company nor any Company
Subsidiary will, (i) modify, amend or terminate any material Contract to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound; (ii) waive, release or assign any rights or claims under any of such Contracts; or (iii) enter into any material Contract;

                           (g)      neither the Company nor any Company
Subsidiary will (i) change any of the accounting methods used by it except for such changes required by GAAP or (ii) make any Tax election or change any Tax election already made, adopt any Tax accounting method, change any Tax accounting method, enter into any closing agreement or settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

                           (h)      neither the Company nor any Company
Subsidiary will pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in the Financial Statements of the Company for the period ended September 30, 2003 or incurred since September 30, 2003 in the ordinary course of business consistent with past practice;

                           (i)      neither the Company nor any Company
Subsidiary will (i) settle or commence any action, suit, claim, litigation or other proceeding involving an amount in excess of $25,000 or, in the aggregate, an amount in excess of $50,000 or (ii) enter into any consent decree, injunction or other similar restraint or form of equitable relief in settlement of any action, suit, claim, litigation or other proceeding;

                           (j)      neither the Company nor any Company
Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than with respect to Company, the Merger);

                           (k)      neither the Company nor any Company
Subsidiary will take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or that could delay the consummation of, or materially impair the ability of the Company to consummate, the Transactions in accordance with the terms hereof;

                           (1)      except for the amounts due the Company
Financial Advisor under the engagement letter disclosed in the Company Disclosure Schedule and for the reasonable fees and expenses of Wilson, Sonsini, Goodrich & Rosati, neither the Company nor any Company Subsidiary shall make any capital expenditure(s) other than as and in the amounts reflected in the budget for the fiscal year 2004, set forth in Section 5.1(1) of the Company Disclosure Schedule; and

                           (m)      neither the Company nor any Company
Subsidiary will enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

                  Section 5.2       No Solicitation.

                           (a)      The Company agrees that it shall immediately
cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to (i) any tender or exchange offer involving the Company, (ii) any proposal for a merger, consolidation or other business combination involving the Company, (iii) any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company, (iv) any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or
(v) any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company other than the Transactions contemplated by this Agreement (each an "Acquisition Proposal"). Except as provided in Section 5.2(b), the Company shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, "Representatives") to directly or indirectly (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal. The Company shall promptly notify Parent if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its Representatives, in each case, in connection with an Acquisition Proposal or the possibility or consideration of making an Acquisition Proposal, which notice shall identify the name of the Person making such proposal or request or seeking such negotiations or discussions, the material terms and conditions of any offer or proposal and any subsequent changes to such terms and conditions. Any violation of this Section
5.2 by any of the Company's Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Agreement by the Company.

                           (b)      Notwithstanding the foregoing, the Company
may furnish information concerning its business, properties or assets to any Person pursuant to a confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, dated April 29, 2003, entered into between SHPS, Inc. and the Company (together, the "Confidentiality Agreement") and may negotiate and participate in discussions and negotiations with such Person in response to a bona fide written Acquisition Proposal first made after the date of this Agreement which the Company's Board of Directors concludes in good faith constitutes or is reasonably likely to result in a Superior Proposal, if and only to the extent that the Company's Board of Directors reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties under applicable law. For purposes of this Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal which the Company's Board of Directors concludes in good faith, after consultation with the Company Financial Advisor or other recognized investment banking firm and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and Person making the proposal (including, but not limited to, any break-up fees, expense reimbursement provisions and conditions to consummation) (i) is more favorable to the stockholders of the Company from a financial point of view, than the Transactions, and (ii) is fully financed (if consisting of cash), reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed. The Company shall promptly, and in any event within one business day following receipt of a Superior Proposal and prior to providing any such party with any material non-public information, notify Parent of the receipt of the same, which notice shall include the name of the Person making such Superior Proposal, the material terms and conditions of such Superior Proposal and any subsequent changes to such terms and conditions. The Company shall promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

                           (c)      Except as set forth herein, neither the
Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Transactions, to Parent or to the Purchaser, the approval or recommendation by the Company Board of Directors of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Company Board of Directors may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal (an "Acquisition Agreement"), in each case at any time after the fifth business day following the Company's delivery to Parent of written notice advising Parent that the Company Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal; provided, however, that the Company shall not enter into an Acquisition Agreement unless the Company complies with Section 5.2(d). Any such withdrawal, modification or change of the recommendation of the Company Board of Directors, the approval or recommendation or proposed approval or recommendation of any Superior Proposal or the entry by the Company into any Acquisition Agreement shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state law to be applicable to the Transactions (including each of the Merger and the Voting Agreement).

                           (d)      The Company may terminate this Agreement and
enter into an Acquisition Agreement, provided that, prior to any such termination, (i) the Company has provided Parent written notice that it intends to terminate this Agreement pursuant to this Section 5.2(d), identifying the Superior Proposal and delivering a copy of the Acquisition Agreement for such Superior Proposal in the form to be entered into, (ii) within a period of five full business days following the delivery of the notice referred to in clause
(i) above, Parent does not propose adjustments in the terms and conditions of this Agreement (and the Company shall have caused its financial and legal advisors to negotiate with Parent in good faith such proposed adjustments in the terms and conditions of this Agreement) which the Company Board of Directors determines in its good faith judgment (after receiving the advice of its financial advisor) to be as favorable to the Company's stockholders as such Superior Proposal, and (iii) at least five full business days after the Company has provided the notice referred to in clause (i) above, the Company delivers to Parent (A) a written notice of termination of this Agreement pursuant to this
Section 5.2(d) and (B) a wire transfer of immediately available funds in the amount of the Termination Fee.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                 Section 6.1 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Article VII to not be satisfied at any time from the date hereof to the Effective Time and (b) any material failure of the Company, the Purchaser or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto.

                  Section 6.2      Access; Confidentiality. From the date
hereof until the Effective Time, upon reasonable notice and subject to the terms of the Confidentiality Agreement, the Company shall (and shall cause each of the Company Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent and the Purchaser, reasonable access, during normal business hours to all of its officers, employees, agents, properties, books, Agreements and records and, during such period, the Company shall (and shall cause each of the Company Subsidiaries to) furnish promptly to Parent and the Purchaser (a) a copy of each report, schedule, registration statement and other document filed by it pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent or the Purchaser may reasonably request. Parent and the Purchaser will hold any information obtained pursuant to this Section 6.2 in accordance with the terms of the Confidentiality Agreement. No investigation pursuant to this Section 6.2 shall affect any representation or warranty made by the parties hereunder.

                 Section 6.3 Publicity. Each of Parent and the Company shall consult with the other regarding their initial press releases with respect to the execution of this Agreement. Thereafter, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue any press release or other announcement with respect to the Transactions or this Agreement without the prior consent of the other party (such consent not to be unreasonably withheld), except as such press release or other announcement may be required by law or the rules of a national securities exchange or trading market, in which case the party required to make the release or announcement shall use its best efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance and except any press release or other announcement regarding an Acquisition Proposal or a Superior Proposal, as to which prior consultation shall not be required.

                  Section 6.4       Insurance and Indemnification.

                           (a)      All rights to indemnification existing in
favor of any director or officer of the Company or any Company Subsidiary as provided in their respective Certificates or Articles of Incorporation or Bylaws or in an agreement between any such director or officer and the Company or any Company Subsidiary, which agreement is disclosed on Section 6.4(a) of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect for a period of six (6) years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

                           (b)      Parent and the Surviving Corporation shall
use their respective reasonable best efforts to maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than six (6) years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period, then Parent or the Surviving Corporation shall use their respective reasonable best efforts to obtain substantially similar D&O Insurance; provided further, however, that in no event shall Parent or Purchaser be required to pay aggregate premiums for insurance under this Section 6.4(b) in excess of 200% of the current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be approximately $180,000 in the aggregate); provided further, however, that prior to the Effective Time, the Company, with the consent of Parent (which consent shall not be unreasonably withheld), may purchase insurance for such six (6) year period on a prepaid non-cancelable basis, so long as the premium for such three-year period is not in excess of 200% of the per annum premium that the Company currently pays for its existing policy of directors' and officers' liability insurance, in which case, Parent shall have no obligations to maintain such insurance.

                 Section 6.5 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall enforce and shall not terminate, amend, modify or waive any standstill provision of any confidentiality or standstill agreement between the Company and other parties entered into prior to the date hereof.

                 Section 6.6 Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, Parent, the Purchaser and the Company agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Transactions as promptly as practicable including, but not limited to, using their respective reasonable best effort to obtain any requisite approvals, consents, orders, exemptions or waivers by any third Person or Governmental Entity in connection with the Transactions and to fulfill the conditions to the Merger.

                 Section 6.7 State Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to the Company or the Transactions, then the Company Board of Directors shall take all actions necessary to render such statutes inapplicable to the foregoing.

                 Section 6.8        Employee Benefits.

                           (a)      For purposes of all employee benefit plans,
programs and agreements maintained by or contributed to by Parent and its Subsidiaries (including, after Closing, the Surviving Corporation), Parent shall, or shall cause its Subsidiaries to, cause each such plan, program or arrangement to treat the service with the Company or its Subsidiaries immediately prior to the Closing of any Company Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its affiliates prior to the closing) as service rendered to Parent or its Subsidiaries, as the case maybe, for all purposes; provided, however, that (i) such crediting of service shall not operate to duplicate any benefit or the funding of such benefit under any plan, or (ii) require the crediting of past service for benefit accrual purposes under any defined benefit pension plan. Parent will cause any and all pre-existing condition limitations, eligibility waiting periods under any group health plans of Parent in which such Company Employee and their eligible dependents will participate to be waived. For purposes of this Agreement, a "Parent Plan" shall mean such employee benefit plan, as defined in Section 3(3) of ERISA, or a nonqualified employee benefit or deferred compensation plan, stock option, bonus or incentive plan or other employee benefit or fringe benefit program, that may be in effect generally for employees of Company and the Company Subsidiaries from time to time.

                           (b)      Neither this Section 6.8 nor any other
provision of this Agreement shall (i) limit the ability or right of the Company and its Subsidiaries to terminate the employment of any of their respective employees on or after the Closing Date (subject to any rights of any such employees pursuant to any contract, agreement, arrangement, policy, plan or commitment) or (ii) limit the ability or right of Parent, the Company or any of their Subsidiaries on or after the Closing Date to modify, amend or terminate any Plan or any other employee benefit plan, program or agreement they may maintain or establish or to establish any such plan, program or agreement.

                           (c)      The Company shall not, during the period
prior to the Effective Time, make any written or other communication to its employees relating to employee, compensation or benefits without the prior approval of Parent, which approval shall not be unreasonably withheld.

                                   ARTICLE VII

                                   CONDITIONS

                  Section 7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, the Purchaser and the Company, as the case may be, to the extent permitted by applicable law:

                           (a)      The Merger and this Agreement shall have
been approved and adopted by the requisite vote of the holders of the Shares, to the extent required pursuant to the requirements of the Certificate of Incorporation, the Bylaws of the Company, and the DGCL;

                           (b)      No statute, rule, regulation, order or
injunction shall have been enacted, promulgated, or issued by any Governmental Entity which restrains, enjoins, or otherwise prohibits the consummation of the Merger, and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking such law or order; and

                           (c)      All required consents, approvals, waivers
and authorizations of, or declarations or filings with, and all expirations of waiting periods (including under the HSR Act) required from, any Governmental Entity which are necessary for the consummation of the Merger, shall have been filed, have occurred or been obtained and all of the foregoing shall be in full force and effect.

         Section 7.2 Conditions to the Obligations of the Purchaser and Parent. The respective obligations of the Purchaser and Parent to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any or all of which may be waived in whole or part by the Parent and the Purchaser to the extent permitted by applicable law:


                           (a)      The representations or warranties of the
Company contained in this Agreement shall be true and correct (without giving effect to any qualifications as to "materiality" or Company Material Adverse Effect or Company Material Adverse Change set forth therein), in each case, when made and on and as of the Closing Date as though made on and as of the Closing Date (except that any representations or warranties that speak as of a specified date need only be true and correct as of such specified date) except where the failure of such representations and warranties to be so true and correct (without giving any effect to any qualification as to "materiality" or Company Material Adverse Effect or Company Material Adverse Change set forth therein) would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                           (b)      The Company shall have performed or complied
in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

                           (c)      Intentionally deleted.

                           (d)      Since the date of this Agreement, there
shall have occurred no event, condition or circumstance which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                           (e)      The Company shall have obtained all
consents, approvals, waivers and authorizations of any Person required in connection with or as a result of the Merger, which, if not obtained, would reasonably be likely to have a Company Material Adverse Effect. The Company shall further have obtained the required consents, approvals or waivers described in Section 7.2(e) of the Company Disclosure Schedule.

                           (f)      There shall not be any action taken, or in
effect any applicable law or order of, any Governmental Entity, which imposes any condition or restriction on the Surviving Corporation or its Subsidiaries or Parent and its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect after giving effect to the Merger. As used in the Agreement, ("Parent Material Adverse Effect") means any change, event or effect, as the case may be, that is materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, prospects, assets or liabilities of Parent and its Subsidiaries, taken as a whole.

                           (g)      The number of Dissenting Shares shall
constitute no greater than 10% of the total number of Shares outstanding immediately prior to the Effective Time.

                           (h)      The Company shall have delivered to Parent a
certificate, dated the Closing Date, signed by the President of the Company (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 7.2(a) through 7.2(d) and Section 7.2(g).

         Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

                           (a)      The representations and warranties of the
Purchaser and Parent contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of the Purchaser Group pursuant to this Agreement, to the extent qualified by "materiality" or Parent Material Adverse Effect, shall have been true and, to the extent not qualified by "materiality" or Parent Material Adverse Effect, shall have been true in all material respects, in each case, when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).

                           (b)      Parent and Purchaser shall have performed or
complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing and shall have caused Purchaser to perform or comply in all material respects with all agreements and conditions contained herein required to be performed or complied with by Purchaser prior to or at the time of the Closing.

                           (c)      Parent shall have delivered to the Company a
certificate, dated the Closing Date, signed by the President of Parent (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 7.3(a) and 7.3(b).

                                  ARTICLE VIII

                                   TERMINATION

                  Section 8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at anytime before the Effective Time, whether before or after stockholder approval thereof:

                           (a)      By mutual written consent of Parent and the
Company;

                           (b)      By either Parent or the Company (i) if,
prior to the Effective Time, a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions (including each of the Merger and the Voting Agreement), or (ii) if the Merger has not been consummated by August 31, 2004; provided, however, that the right to terminate this Agreement pursuant to clause
(ii) of this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by August 31, 2004;

                           (c)      By Parent, at any time prior to the
Effective Time, if (i) the Company Board of Directors or any committee thereof shall have withdrawn, modified, or changed its recommendation in respect of this Agreement, or the Merger in a manner adverse to the Transactions, to Parent or to the Purchaser, (ii) the Company Board of Directors or any committee thereof shall have recommended or approved, or taken a neutral position with respect to, any Acquisition Proposal, (iii) the Company Board of Directors or any committee thereof shall have resolved to do any of the foregoing, (iv) the Company Board of Directors or any committee thereof shall have failed to affirm its recommendation in respect of the Transactions within five days of a request to do so by Parent, (v) the Company shall have violated or breached any of its obligations under Section 5.2, (vi) the Company shall have breached any representation or warranty contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2(a) and (B) cannot be or has not been cured, in all material respects, within 10 days after the giving of written notice to the Company, (vii) the Company shall have breached any covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2(b) and (B) cannot be or has not been cured, in all material respects, within 10 days after the giving of written notice to the Company, or (viii) the Company Required Vote is not obtained at the Company Stockholders Meeting and at or prior to the Company Stockholders Meeting any party to the Voting Agreement (other than Purchaser and Parent) shall have breached or failed to perform any of its covenants or agreements under such agreement or breached any of its representations and warranties in such agreement;

                           (d)      By the Company, at any time prior to the
Effective Time, (i) pursuant to and in compliance with Section 5.2(d), or (ii) if Parent or the Purchaser shall have breached in any material respect any of the representations, warranties, covenants or agreements contained in this Agreement and such breach cannot be or has not been cured, in all material respects, within 10 days after the giving of written notice to Parent; or

                           (e)      By Parent or the Company, if the Required
Company Vote shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting and, in either case, at or prior to the Company Stockholders Meeting, no party to the Voting Agreement (other than Purchaser and Parent) shall have breached or failed to perform any of its covenants or agreements under such agreement or breached any of its representations and warranties in such agreement.

                  Section 8.2       Notice of Termination; Effect of
Termination.

                           (a)      In the event of the termination of this
Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for Sections 9.3, 9.4, 9.5, 9.6, 9.7, 9.8 and 9.12 which shall survive such termination) and there shall be no liability on the part of Parent, the Purchaser or the Company, except (i) as set forth in Sections 6.2 and 8.2, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

                           (b)      If (i) Parent shall have terminated this
Agreement pursuant to Section 8.1(c)(other than under Section 8.1(c)(vi)), (ii) Parent shall have terminated this Agreement pursuant to Section 8.1(c)(vi) because of a willful breach of the representations and warranties of the Company contained in this Agreement, or (iii) the Company shall have terminated this Agreement pursuant to Section 8.1(d)(i), then the Company shall pay to Parent a termination fee of $2,000,000 (the "Termination Fee"). The Company shall pay the Termination Fee (1) concurrently with such termination in the case of a termination pursuant to Section 8.1(d)(i) and (2) within two business days after such termination in the case of a termination pursuant to Section 8.1(c).

                           (c)      If (i) either Parent or the Company shall
have terminated this Agreement pursuant to Section 8.1(b)(ii) or Section 8.1(e), and (ii) following the date hereof and prior to such termination there shall have been an Acquisition Proposal publicly announced or otherwise communicated to the senior management or Board of Directors of the Company, then the Company shall pay to Parent 60% of the Termination Fee concurrently with such termination; and if (iii) within one year following the date of termination of this Agreement, the Company enters into a definitive agreement or letter of intent relating to any Acquisition Proposal, then the Company shall pay to Parent the remaining 40% of the Termination Fee concurrently with the execution of such definitive agreement or letter of intent.

                           (d)      If Parent shall have terminated this
Agreement pursuant to Section 8.2(c)(vi) and Parent is not otherwise entitled to the Termination Fee or any portion thereof as provided above, then the Company shall pay Parent the amount of Parent and Purchaser's documented expenses (including, without limitation, attorneys and accountants fees) incurred in connection with this Agreement or the proposed Transactions, which expenses shall not exceed $700,000 in the aggregate, within two (2) business days following Parent's delivery of documentation of such expenses.

                           (e)      The Termination Fee (or any part thereof)
and any expenses payable under Section 8.2(d) shall be paid by wire transfer of immediately available funds to such account as Parent may designate in writing to the Company.


                                   ARTICLE IX

                                  MISCELLANEOUS

                  Section 9.1 Amendment and Modification. Subject to applicable law and as otherwise provided herein, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, but, after the approval of this Agreement by the stockholders, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  Section 9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

                  Section 9.3 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees, costs and expenses.

                  Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as United Parcel Service

(providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (a)      if to Parent or the Purchaser, to:

                                    SHPS Holdings, Inc.
                                    ATTN: Chief Financial Officer
                                    11405 Bluegrass Parkway
                                    Louisville, Kentucky  40299
                                    Facsimile: (502) 263-5680

                                    with a copy to:

                                    Frost Brown Todd LLC
                                    ATTN:  David L. Beckman, Jr.
                                    400 West Market Street, 32nd Floor
                                    Louisville, Kentucky  40202-3363
                                    Facsimile: (502) 581-1087

                                    and

                           (b)      if to the Company, to:

                                    Landacorp, Inc.
                                    4151 Ashford Dunwoody Road
                                    Suite 505
                                    Atlanta, Georgia 30319
                                    Attention:  Eugene Miller
                                    Facsimile: 404-531-4826

                                    with a copy to:

                                    Wilson Sonsini Goodrich & Rosati
                                    650 Page Hill Road
                                    Palo Alto, California  94304
                                    Facsimile: (656) 493-6811
                                    Attention: Martin J. Waters

                  Section 9.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliates" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The words describing the singular number shall include the plural and vice versa. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Headings of the Articles and Sections of this Agreement, the Table of Contents and the Index of Defined Terms are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

                  Section 9.6 Jurisdiction. Each of Parent, the Purchaser and the Company hereby expressly and irrevocably submits to the exclusive personal jurisdiction of the United States District Court for the District of Delaware and to the jurisdiction of any other competent court of the State of Delaware (collectively, the "Delaware Courts"), preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts. Each such party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Notwithstanding the foregoing, each such party agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts in any other court or jurisdiction.

                  Section 9.7 Service of Process. Each of Parent, the Purchaser and the Company irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.6 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.4 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

                  Section 9.8 Specific Performance. Each of Parent, the Purchaser and the Company acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and would not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

                  Section 9.9 Counterparts. This Agreement maybe executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

                  Section 9.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the Voting Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof (provided that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement). Except as provided in Section 6.4, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  Section 9.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

                  Section 9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                  Section 9.13 Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign any or all of its rights, interests and obligations hereunder to Parent, one or more direct or indirect wholly owned Subsidiaries of Parent, or a combination thereof. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and permitted assigns.

                  Section 9.14 No Waiver. No waiver by any party to this Agreement at any time of a breach by any other party of any provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions of this Agreement at the same or any prior or subsequent time.





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                                      -42-

                 IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                SHPS HOLDINGS, INC.


                                By    /s/ Merle A. Ryland
                                   -----------------------------------------
                                Name:     Merle A. Ryland
                                Title:    Corporate VP and CFO


                                SONIC ACQUISITION CORP.


                                By    /s/ Merle A. Ryland
                                   -----------------------------------------
                                Name:     Merle A. Ryland
                                Title:    Corporate VP and CFO


                                LANDACORP, INC.


                                By    /s/ Eugene Miller
                                   -----------------------------------------
                                Name:     Eugene Miller
                                Title:    President and CEO



                                      -43-